Exhibit 10.2

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS
OF
Vet Online Supply Inc.

We, the undersigned, do hereby certify that at a meeting of the Board of Directors (the “Board”) of Vet Online Supply Inc., a corporation incorporated under the laws of the State of Florida (the “Corporation”), duly held on November 22, 2019, at which said meeting no less than a majority of the directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors has approved the Merger Asset Purchase of BrewBilt Manufacturing LLC and has caused to appoint Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, and Corporate (President, Secretary, and Treasurer) of the Company effective November 22, 2018. Mr. Lewis will be provided an Employment Agreement that includes the issuance of 1000 Preferred Series B Control Shares, and an annual salary of $200,000 which can be accumulated at 6% interest and converted to restricted common stock at fair market value at the time of conversion.

Jeffrey Lewis is 46 years old. Founder of BrewBilt Manufacturing LLC, a multiple million dollar sales and manufacturing company, has 15 years of experience managing engineering, design and fabrication teams that custom design and fabricate integrated stainless steel distillation and brewing systems for the beverage, pharmaceutical, cannabis and hemp industries. Mr. Lewis has been a part of the design team which builds CBD Cold-Water and Alcohol based extraction systems in the US, and he will take charge of VTNL and continue to drive his products into both the cannabis and brewing markets.

Located in Grass Valley, CA, BrewBilt is one of the only California companies that custom designs, hand crafts, and integrates processing, fermentation and distillation processing systems for the craft beer, cannabis and hemp industries using “Best in Class” American made components integrated with stainless steel processing vessels using only American made steel. Founded in 2014, the company began in a backyard shop by Jeff Lewis with a vision of creating a profitable company in “Rural America” by hiring excellent personnel, designing and fabricating products to exceed customer’s expectations and compensating craftsmen with living wages and profit sharing to financially sustain their families within the community. Mr. Lewis, has 15+ years experience as a craft beer brewer, a custom tank/vessel designer, fabrication and integration expert and business owner who initially founded Portland Kettle Works, a nationally recognized manufacturer of craft beer brewing equipment located in the Northwest. The Company has grown from 3 employees in 2015 to 9 in 2017. Since inception, BrewBilt has successfully grown its business by closing sales of approximately $350,000 in 2015, $900,000 in 2016, $1,500,000 in 2017, $1,800,000 in 2018 and $1,600,000 in 2019 YTD ending September 30. BrewBilt has been built by having strong relationships with local suppliers of raw materials, equipment and services in California, an aggressive referral network of satisfied customers nationwide, and an Advisory Board consisting of successful business leaders that provide valuable product feedback and business expertise to management. The craft brewing & spirits industries continue to grow worldwide. California is where craft brewing began and now has over 900 operating breweries – being centrally located in this booming market was a large draw for BrewBilt to locate its manufacturing facility in the Sierra foothills. All BrewBilt products are designed and fabricated as “food grade” quality which enables the company to build vessels for food & beverage processing , the company is now building systems that are pharmaceutical grade for clients involved in distillation for the cannabis and hemp industries, thus making the revenue potential much greater. BrewBilt buys materials and components mostly from California suppliers which enables them to closely monitor quality , while the company’s revenues are generated from sales to customers throughout the country. The company is aggressively pursuing international orders and has held meetings with the Center for International Trade Development and U.S. Commercial Service to develop international opportunities. Presently, a great deal of sales interest in coming from Mexico, Japan, Europe and Australia. BrewBilt competes against a number of companies, most of which are selling mass produced equipment from China made from less costly inferior quality Chinese steel which often neither food or pharmaceutical grade quality. While this broader market is very competitive, there continues to be little competition and strong market demand for higher quality, custom designed, hand crafted and integrated systems that BrewBilt produces. In July of 2016, BrewBilt moved from the small facility in Nevada City, CA to lease an eight thousand (8,000) square foot manufacturing facility in Grass Valley, CA. This facility was purchased by BrewBilt in January, 2018 and upgraded with substantial tenant improvements. BrewBilt is prepared to expand again by leasing an additional seventy six hundred (7,600) square feet in the same facility. BrewBilt obtains the majority of its leads through customer referrals and from online marketplaces. The company’s website is being expanded for online sales to include online educational/marketing videos that feature the company and its expanded integrated product line for the cannabis and hemp industries. BrewBilt has also created distribution sales agreements with individuals and companies to represent BrewBilt in both the domestic and international markets.

WHEREAS, the Board of Directors has cause to dismiss Daniel Rushford as an officer and director, specifically as the Chief Executive Officer, Chairman of the Board, and Corporate (President) of the Company effective November 22, 2019. Mr. Rushford will be provided an Employment Agreement that includes returning to Treasury 1000 Preferred Series B Control Shares, and an annual salary of $36,000 which can be accumulated at 6% interest and converted to restricted common stock at fair market value at the time of conversion.

NOW, THEREFORE, BE IT:

RESOLVED, the Board of Directors has approved the Merger Asset Purchase of BrewBilt Manufacturing LLC and has cause to appoint Jeffrey Lewis as the new Chief Executive Officer, Chairman of the Board, and Corporate (President, Secretary, and Treasurer) of the Company effective November 22, 2018. Mr. Lewis will be provided an Employment Agreement that includes the issuance of 1000 Preferred Series B Control Shares, and an annual salary of $200,000 which can be accumulated at 6% interest and converted to restricted common stock at fair market value at the time of conversion.

Jeffrey Lewis is 46 years old. Founder of BrewBilt Manufacturing LLC, a multiple million dollar sales and manufacturing company, has 15 years of experience managing engineering, design and fabrication teams that custom design and fabricate integrated stainless steel distillation and brewing systems for the beverage, pharmaceutical, cannabis and hemp industries. Mr. Lewis has been a part of the design team which builds CBD Cold-Water and Alcohol based extraction systems in the US, and he will take charge of VTNL and continue to drive his products into both the cannabis and brewing markets.

WHEREAS, the Board of Directors has cause to dismiss Daniel Rushford as an officer and director, specifically as the Chief Executive Officer, Chairman of the Board, and Corporate (President) of the Company effective November 22, 2019. Mr. Rushford will be provided an Employment Agreement that includes returning to Treasury 1000 Preferred Series B Control Shares, and an annual salary of $36,000 which can be accumulated at 6% interest and converted to restricted common stock at fair market value at the time of conversion.

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate and/or proper way to implement the provisions of the foregoing resolutions:

The undersigned, do hereby certify that we are members of the Board; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board duly convened and held in accordance with its by-laws and the laws of the Corporation’s state of incorporation, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, we have hereunto set our hands as Members of the Board of Directors of the Corporation.

/s/ Daniel Rushford	11/22/2019
Daniel Rushford, Chairman (Dismissed)	Date

/s/ Samuel Berry	11/22/2019
Samuel Berry, Director	Date

/s/ Jeffrey Lewis	11/22/2019
Jeffrey Lewis, Chairman and CEO (Appointed)	Date